APPENDIX A

FORM OF AGREEMENT AND PLAN OF Reorganization and liquidation

This AGREEMENT AND PLAN OF Reorganization and liquidation (this “Agreement”) is dated this [•] day of [•], 2022, by and between [The Bond Fund of America] (the “Acquiring Fund”), a Delaware statutory trust, and Capital Group Private Client Services Funds, a Delaware statutory trust (the “Fund”), on behalf of its series fund, [Capital Group Core Bond Fund] (the “Acquired Fund” ), and, solely for purposes of Section 11.2 hereof, Capital Research and Management Company (“CRMC”).

W I T N E S S E T H:

WHEREAS, the Acquiring Fund is an open-end, management investment company registered pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Acquired Fund is a series of an open-end, management investment company registered pursuant to the 1940 Act;

WHEREAS, each of the parties hereto desires to provide for (1) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) of the class corresponding to the class of outstanding shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”), (2) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and (3) the pro rata distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund and the termination of the Acquired Fund as a series of the Fund, as provided herein (the “Reorganization”), all upon the terms and conditions hereinafter set forth;

WHEREAS, the Board of Trustees of the Acquiring Fund has determined that the Reorganization is in the best interests of the Acquiring Fund and that the interests of the existing shareholders of the Acquiring Fund will not be diluted as a result of the Reorganization; and

WHEREAS, the Board of Trustees of the Fund has determined, with respect to the Acquired Fund, that the Reorganization is in the best interests of the Acquired Fund and that the interests of existing shareholders of the Acquired Fund will not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, each of the parties hereto covenants and agrees as follows:

1.	REORGANIZATION

1.1               Subject to the requisite approvals and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Fund, on behalf of the Acquired Fund, agrees to sell, assign, convey, transfer and deliver all of its property and assets, as set forth in Section 1.2, to the Acquiring Fund, and the Acquiring Fund agrees in exchange therefor (a) to deliver to the Acquired Fund the number, determined in accordance with Section 2.3, of full and fractional Acquiring Fund Shares of the class corresponding to the class of Acquired Fund Shares as of the time and date set forth in Section 3.1, determined by dividing the value of the Acquired Fund’s net assets (computed in the manner and as of the time and date set forth in Section 2.1) by the net asset value of one share of the corresponding class of Acquiring Fund Shares (computed in the manner and as of the time and date set forth in Section 2.2); and (b) to assume all liabilities of the Acquired Fund, as set forth in Section 1.3. Such transactions shall take place on the date of the closing provided for in

Section 3.1 (the “Closing Date”). For purposes of this Agreement, Class M shares of the Acquired Fund correspond to Class F-3 shares of the Acquiring Fund, and the terms “Acquired Fund Shares” and “Acquiring Fund Shares” shall be read to refer to the Class M shares of the Acquired Fund and the Class F-3 shares of the Acquiring Fund, respectively.

1.2               The property and assets of the Fund attributable to the Acquired Fund to be sold, assigned, conveyed, transferred and delivered to the Acquiring Fund shall consist of all assets and property, including, without limitation, all rights, cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Valuation Date, as defined in Section 2.1 (collectively, “Assets”). The Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund any rights, stock dividends, or other securities received by the Acquired Fund after the Closing Date as stock dividends or other distributions on or with respect to the property and assets transferred, which rights, stock dividends, and other securities shall be deemed included in the property and assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued, in which case any such distribution that remains unpaid as of the Closing Date shall be included in the determination of the value of the assets of the Acquired Fund acquired by the Acquiring Fund.

1.3               The Acquired Fund will make reasonable efforts to discharge all of its known liabilities and obligations prior to the Valuation Date. The Acquiring Fund shall assume all of the liabilities and obligations of the Acquired Fund, whether accrued or contingent, known or unknown, existing at the Valuation Date, except for (a) the obligations of the Acquired Fund under this Agreement and (b) all expenses borne by any person or entity other than the Acquired Fund pursuant to Section [11.2] (collectively, “Liabilities”). On or as soon as practicable prior to the Closing Date, the Acquired Fund will declare one or more dividends and/or other distributions, payable prior to the Closing (as defined in Section 3.1 below), which, together with all previous such dividends and distributions, shall have the effect of distributing to its shareholders all or substantially all of its investment company taxable income as defined in Section 852(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years ending on or prior to the Closing Date (computed without regard to any deduction for dividends paid), if any, plus the excess, if any, of its interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods or years ending on or before the Closing Date, plus all of its net capital gain, if any, realized in taxable years ending on or prior to the Closing Date (after reduction for any capital loss carryover).

1.4               Immediately following the actions contemplated by Section 1.1, the Fund shall take such actions necessary to complete the liquidation of the Acquired Fund. To complete the liquidation, the Fund, on behalf of the Acquired Fund, shall (a) distribute to its shareholders of record as of the Closing Date (the “Acquired Fund Shareholders”), on a pro rata basis, the Acquiring Fund Shares received by the Fund, on behalf of the Acquired Fund, pursuant to Section 1.1 and (b) completely liquidate. Such liquidation shall be accomplished, with respect to the Acquired Fund Shares, by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of Acquiring Fund Shares to be so credited to each Acquired Fund Shareholder shall be equal to the aggregate net asset value of the Acquired Fund Shares owned by that Acquired Fund Shareholder on the Closing Date. All issued and outstanding Acquired Fund Shares will be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue certificates representing Acquiring Fund Shares in connection with such exchange. In addition, the Fund will terminate the Acquired Fund as a series of the Fund in accordance with applicable Delaware law.

1.5               Ownership of Acquiring Fund Shares will be shown on the books of American Funds Service Company (“AFS”), in its capacity as transfer agent for the Acquiring Fund, for the credit of the respective accounts of the Acquired Fund Shareholders.

1.6               Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns for taxable years ending on or prior to the Closing Date or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission, and, for taxable years ending on or prior to the Closing Date, any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Fund on behalf of the Acquired Fund.

1.7               The consummation of the transaction provided for in this Agreement with respect to the Acquired Fund is not contingent upon the consummation of the reorganization transaction of any other series of the Fund.

2.	VALUATION

2.1       The value of the Assets of the Acquired Fund, and the value of all liabilities and obligations of the Acquired Fund that can be determined, shall be determined as of the close of business of the New York Stock Exchange (the “NYSE”), usually 4:00 p.m. New York time, and after the declaration of any dividends by the Acquired Fund, on the Closing Date (such time and date, the “Valuation Date”), computed using the valuation procedures which the Acquiring Fund would use in determining the fair market value of its assets and liabilities.

2.2       The net asset value per share of the Acquiring Fund Shares shall be determined on the Valuation Date, using the valuation procedures established by the Board of Trustees of the Acquiring Fund.

2.3       The number of Acquiring Fund Shares to be issued in exchange for the Assets shall be determined with respect to the Acquired Fund by dividing the value of the net assets with respect to the Acquired Fund Shares, determined as set forth in Section 2.1, by the net asset value of the corresponding class of the Acquiring Fund Shares, determined as set forth in Section 2.2.

3.	CLOSING AND CLOSING DATE

3.1       The Closing Date shall be [•], or such other date as the parties may agree. All acts taking place at the closing of the transactions provided for in this Agreement (the “Closing”) shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed to by the parties. The Closing shall be held at the offices of Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, or at such other place as the parties may agree.

3.2       The Fund shall direct State Street Bank and Trust Company, as custodian for the Acquired Fund (the “Acquired Fund Custodian”), to deliver to the Acquiring Fund at the Closing a certificate of an authorized officer stating that (a) the Assets of the Acquired Fund have been delivered in proper form to the Acquiring Fund on the Closing Date and (b) all necessary taxes in connection with the delivery of the Assets of the Acquired Fund, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment thereof has been made. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Acquired Fund Custodian to JPMorgan Chase Bank, N.A., as the custodian for the Acquiring Fund (the “Acquiring Fund Custodian”). Such presentation shall be made for examination no later than five business days preceding the Closing Date, and such certificates and other written instruments shall be transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Acquired Fund Custodian shall deliver to the Acquiring Fund Custodian as of the Closing Date by book entry, in accordance with the customary practices of the Acquired Fund Custodian and of each securities depository, as defined in Rule 17f-4 under the 1940 Act, the Assets of the Acquired Fund deposited with such depositories. The cash to be transferred by the Acquired Fund shall be delivered to the Acquiring Fund Custodian on the Closing Date in the form of certified or bank cashier’s checks, by bank wire payable to the order of the Acquiring Fund or such other method as agreed to by the Acquiring Fund and the Acquired Fund prior to the Closing Date.

3.3       The Fund shall direct AFS, in its capacity as transfer agent for the Acquired Fund, to deliver to the Acquiring Fund on the Closing Date a certificate of an authorized officer stating that its records contain the name and address of the Acquired Fund Shareholders and the number and percentage ownership of Acquired Fund Shares owned by each such shareholder immediately prior to the Closing. The Acquiring Fund shall deliver to the Secretary of the Acquired Fund a confirmation evidencing that (a) the appropriate number of Acquiring Fund Shares have been credited to such Acquired Fund’s account on the books of the Acquiring Fund pursuant to Section 1.1 prior to the actions contemplated by Section 1.4 and (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Shareholders on the books of the Acquiring Fund pursuant to Section 1.4. At the Closing, each party shall deliver to the other party such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as the other party or its counsel may reasonably request.

3.4       In the event that at the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund is impracticable (in the judgment of the Board of Trustees of the Fund with respect to the Acquired Fund and the Board of Trustees of the Acquiring Fund), the Closing Date shall be postponed until the first Friday (that is also a business day) after the day when trading shall have been fully resumed and reporting shall have been restored.

3.5       If on or prior to the Closing Date any party has, pursuant to the 1940 Act or any rule, regulation or order thereunder, suspended the redemption of its shares or postponed payment therefor, the Closing Date shall be postponed until the first business day after the date when all parties have ceased such suspension or postponement; provided, however, that if such suspension shall continue for a period of 60 days beyond the Closing Date, then the Fund (in the case of a suspension by the Acquiring Fund) or the Acquiring Fund (in the case of a suspension by the Acquired Fund) shall be permitted to terminate this Agreement without liability to any party for such termination.

4.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED FUND

The Fund, on behalf of the Acquired Fund, represents and warrants as follows:

4.1       The Acquired Fund is duly established as a series of the Fund, which is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware, with powers under its Certificate of Trust and Agreement and Declaration of Trust (collectively, the “Charter”), as amended, to own all of its assets and to carry on its business as it is being conducted as of the date hereof. The Fund is a registered investment company classified as an open-end management company, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Acquired Fund Shares under the Securities Act of 1933, as amended (the “1933 Act”), are in full force and effect.

4.2       The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary trust action on the part of the Board of Trustees of the Fund, on behalf of the Acquired Fund, and by the approval of the Acquired Fund’s shareholders, as described in Section 9.1, and this Agreement constitutes a valid and binding obligation of the Fund, on behalf of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

4.3       No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act and state securities laws.

4.4       The prospectus and statement of additional information of the Acquired Fund, dated [•], as amended and supplemented to date, are true, correct and complete, conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.5       On the Closing Date, the Fund, on behalf of the Acquired Fund, will have good and marketable title to the Assets and full right, power and authority to sell, assign, convey, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for the Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act.

4.6       The Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result in, (a) a material violation of the Charter or bylaws of the Fund, as applicable, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Fund, on behalf of the Acquired Fund, is a party or by which it is bound, or (b) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Fund, on behalf of the Acquired Fund, is a party or by which it is bound.

4.7       Except as set forth in this Agreement, the Acquired Fund is not party to any outstanding material contracts other than those contracts ordinary in the conduct of its business.

4.8       No legal, administrative or other proceeding or investigation of or before any court or governmental body is presently pending or, to the Fund’s knowledge, threatened against the Fund, with respect to the Acquired Fund or any of the Acquired Fund’s properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. the Fund, on behalf of the Acquired Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

4.9       The Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and Schedule of Investments of the Acquired Fund at [•] have been audited by [PricewaterhouseCoopers LLP] and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied. Such statements, and the Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and Schedule of Investments of the Acquired Fund for the six months ended [•], true and correct copies of which have been furnished to the Acquiring Fund, present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent, accrued or other liabilities of each such Acquired Fund required to be reflected on a balance sheet, including the notes thereto, in accordance with GAAP as of such date that are not disclosed therein.

4.10       Since [•], there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness, other than the incurrence of indebtedness in the ordinary course of business in accordance with the Acquired Fund’s investment policies. For the purposes of this Section 4.10, a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of Acquired Fund liabilities, or the redemption of Acquired Fund Shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

4.11       On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date, including any extensions, shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best of the Fund’s knowledge, no such return is currently under audit and no assessment has been proposed or asserted with respect to such returns.

4.12       For each taxable year of its operation (including the period beginning on the first day of its current taxable year and ending on the Closing Date), the Acquired Fund has met or meets the requirements of Subchapter M of the Code for qualification as a regulated investment company, has elected to be treated as such as a separate corporation under Section 851(g) of the Code, and has been or is eligible to and has computed or will compute its federal income tax under Section 852 of the Code. For each taxable year of its operation prior to the taxable year that includes the Closing Date, the Acquired Fund has distributed (or will distribute) substantially all of (a) its investment company taxable income (as defined in the Code) (computed without regard to any deduction for dividends paid), (b) the excess, if any, of its interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Section 265 and Section 171(a)(2) of the Code, and (c) any net capital gain (as defined in the Code) (after reduction for any capital loss carryover) that has been accrued or recognized through the Closing Date such that for all tax periods ending on or before the Closing Date, neither Acquired Fund will have any unpaid tax liability under Section 852 of the Code. The Acquired Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

4.13       All issued and outstanding Acquired Fund Shares are, and on the Closing Date will be, duly authorized and validly and legally issued and outstanding, fully paid and non-assessable by the Fund, on behalf of the Acquired Fund, and will have been offered and sold in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. All of the issued and outstanding Acquired Fund Shares will, at the time of Closing, be held by the persons and in the amounts set forth in the records of AFS, on behalf of the Acquired Fund, as provided in Section 3.3 hereof. The Acquired Fund has no outstanding options, warrants or other rights to subscribe for or purchase any Acquired Fund Shares, nor is there outstanding any security convertible into Acquired Fund Shares.

4.14       The combined proxy statement and prospectus to be included in the Registration Statement (as defined in Section 6.6 below), insofar as it relates to the Acquired Fund and the Fund, will from the effective date of the Registration Statement through the date of the meeting of shareholders of the Acquired Fund contemplated therein and on the Closing Date (a) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading (provided that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein) and (b) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder. The information to be furnished by the Acquired Fund for use in registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

5.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING FUND

The Acquiring Fund represents and warrants as follows:

5.1       The Acquiring Fund is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware, with powers under its Charter, as amended, to own all of its assets and to carry on its business as it is being conducted as of the date hereof. The Acquiring Fund is a registered investment company classified as an open-end management company, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act, are in full force and effect.

5.2       The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary trust action on the part of the Board of Trustees of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

5.3       No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities laws.

5.4       The prospectus and statement of additional information of the Acquiring Fund, dated [•], as amended and supplemented to date, are true, correct and complete, conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

5.5       The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result in, (a) a material violation of the Charter or bylaws of the Acquiring Fund, as applicable, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, or (b) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound.

5.6       Except as set forth in this Agreement, the Acquiring Fund is not party to any outstanding material contracts other than those contracts ordinary in the conduct of its business.

5.7       No legal, administrative or other proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Acquiring Fund or any of the Acquiring Fund’s properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Acquiring Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

5.8       The Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and Schedule of Investments of the Acquiring Fund at [•] have been audited by [Deloitte & Touche LLP] and are in accordance with GAAP consistently applied. Such statements, and the Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and Schedule of Investments of the Acquiring Fund for the six months ended [•], true and correct copies of which have been furnished to the Fund, on behalf of the Acquired Fund, present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent, accrued or other liabilities of the Acquiring Fund required to be reflected on a balance sheet, including the notes thereto, in accordance with GAAP as of such date that are not disclosed therein.

5.9       Since [•], there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness, other than the incurrence of indebtedness in the ordinary course of business in accordance with the Acquiring Fund’s investment policies. For the purposes of this Section 5.9, a decline in net asset value per share of Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of Acquiring Fund liabilities, or the redemption of Acquiring Fund Shares by shareholders of the Acquiring Fund shall not constitute a material adverse change.

5.10       On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date, including any extensions, shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best of the Acquiring Fund’s knowledge, no such return is currently under audit and no assessment has been proposed or asserted with respect to such returns.

5.11       For each taxable year of its operation (including the taxable year ending on the Closing Date), the Acquiring Fund has met or meets the requirements of Subchapter M of the Code for qualification as a regulated investment company, has elected to be treated as such, and has been or is eligible to and has computed or will compute its federal income tax under Section 852 of the Code. For each taxable year of its operation prior to the taxable year that includes the Closing Date, the Acquiring Fund has distributed (or will distribute) substantially all of (a) its investment company taxable income (as defined in the Code) (computed without regard to any deduction for dividends paid), (b) the excess, if any, of its interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Section 265 and Section 171(a)(2) of the Code, and (c) any net capital gain (as defined in the Code) (after reduction for any capital loss carryover) that has been accrued or recognized through the Closing Date such that for all tax periods ending on or before the Closing Date, the Acquiring Fund will have no unpaid tax liability under Section 852 of the Code.

5.12       All issued and outstanding Acquiring Fund Shares are, and on the Closing Date will be, duly authorized and validly and legally issued and outstanding, fully paid and non-assessable by the Acquiring Fund and will have been offered and sold in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares. All of the Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to this Agreement will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly authorized and validly and legally issued Acquiring Fund Shares and be fully paid and non-assessable by the Acquiring Fund.

5.13       The combined proxy statement and prospectus to be included in the Registration Statement, insofar as it relates to the Acquiring Fund and the Acquiring Fund Shares, will from the effective date of the Registration Statement through the date of the meeting of shareholders of the Acquired Fund contemplated therein and on the Closing Date (a) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading (provided that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information that was furnished by the Fund or the Acquired Fund for use therein) and (b) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder. The information to be furnished by the Acquiring Fund for use in registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including FINRA), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

5.14       The Acquiring Fund has no plan or intention (a) to sell or dispose of the Assets transferred by the Acquired Fund, except for dispositions made in the ordinary course of business or dispositions necessary to maintain its status as a regulated investment company, or (b) to acquire or redeem any of the Acquiring Fund Shares issued in the transactions contemplated by this Agreement either directly or through any transaction, agreement or arrangement with any other person, other than redemptions that the Acquiring Fund, in the ordinary course of its business as an open-end investment company, makes when its shares are presented to it for redemption pursuant to Section 22(e) of the 1940 Act.

6.	COVENANTS

The Acquiring Fund and the Fund, on behalf of the Acquired Fund, hereby covenant as follows:

6.1       The Acquired Fund and the Acquiring Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

6.2       The Fund will call a special meeting of the shareholders of the Acquired Fund to consider and act upon this Agreement and to take all other action necessary to obtain approval of the Reorganization and the other transactions contemplated herein. As soon as reasonably practicable after the Closing, the Fund shall (a) distribute to the Acquired Fund Shareholders, on a pro rata basis, the corresponding class of Acquiring Fund Shares received by the Fund, on behalf of the Acquired Fund, pursuant to Section 1.1, (b) cancel all Acquired Fund Shares in accordance with Delaware law, and (c) terminate the Acquired Fund as a series of the Fund as described in Section 1.4.

6.3       The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

6.4       The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares.

6.5       Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

6.6       The Acquiring Fund will prepare and file a Registration Statement on Form N-14 in compliance with the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder with respect to the Reorganization (the “Registration Statement”). The Acquired Fund will provide to the

Acquiring Fund such information regarding the Acquired Fund as may be reasonably necessary for the preparation of the Registration Statement.

6.7       The Acquiring Fund and the Acquired Fund will use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

6.8       The Fund, on behalf of the Acquired Fund, will execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further action as the Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm (a) the Acquired Fund’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Acquiring Fund’s title to and possession of all the Assets, and otherwise to carry out the intent and purpose of this Agreement.

6.9       The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

6.10       Other than in the ordinary course of business and except as may be required by the Commission, the Acquiring Fund will not change its Charter, bylaws, prospectus or statement of additional information prior to the Closing so as to restrict permitted investments for the Acquiring Fund prior to the Closing.

6.11       Subsequent to the date of approval by shareholders of the Acquired Fund of the transactions contemplated by this Agreement and prior to the Closing Date, the Acquiring Fund and the Acquired Fund will coordinate as to their respective portfolios such that, after the Closing, the Acquiring Fund will be in compliance with all of its investment policies and restrictions.

6.12       The Acquiring Fund and the Fund intend that the Reorganization will qualify as a reorganization described in Section 368(a)(1)(C) of the Code and that this Agreement constitutes a “plan of reorganization” as defined in Section 1.368-2(g) of the Treasury Regulations. Neither the Acquiring Fund nor the Acquired Fund shall take any action or cause any action to be taken (including, without limitation the filing of any return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a reorganization described in Section 368(a)(1)(C) of the Code, except as required by applicable law. At or before the Closing Date, the parties to this Agreement will take such reasonable action, or cause such action to be taken, as is reasonably necessary to enable Morgan, Lewis & Bockius LLP to render the tax opinion contemplated in Section 9.5 of this Agreement.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

The obligations of the Fund, on behalf of the Acquired Fund, to consummate the transactions provided for herein shall be subject, at the election of the Fund, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

7.1       All representations and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

7.2       The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund on or before the Closing Date.

7.3       The Acquiring Fund shall have executed and delivered an assumption of the Liabilities and all such other agreements and instruments as the Fund, on behalf of the Acquired Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) the Fund, on behalf of the Acquired Fund, has title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Acquiring Fund’s assumption of all of the Liabilities, and otherwise to carry out the intent and purpose of this Agreement.

7.4       The Acquiring Fund shall have delivered to the Fund, for and on behalf of the Acquired Fund, a certificate executed in the name of the Acquiring Fund by the President or Vice President and the Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Fund and dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2 and as to such other matters as the Fund shall reasonably request.

7.5       The Acquired Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.1.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at the election of the Acquiring Fund, to the performance by the Fund, on behalf of the Acquired Fund, of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

8.1       All representations and warranties of the Fund, on behalf of the Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

8.2       The Fund, on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Fund, on behalf of the Acquired Fund, on or before the Closing Date.

8.3       The Fund, on behalf of the Acquired Fund, shall have delivered to the Acquiring Fund a statement of the Assets and Liabilities, as of the Closing Date, including a schedule of investments, certified by the Treasurer of the Fund, on behalf of the Acquired Fund. The Fund shall have executed and delivered all such assignments and other instruments of transfer as the Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm (a) the Acquired Fund’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Acquired Fund’s title to and possession of all the Assets, and otherwise to carry out the intent and purpose of this Agreement.

8.4       The Fund, on behalf of the Acquired Fund, shall have delivered to the Acquiring Fund a certificate executed in the name of such Acquired Fund by the President or Vice President and the Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Acquiring Fund, and dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2 and as to such other matters as the Acquiring Fund shall reasonably request.

8.5       The Acquired Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.1.

8.6       On the Closing Date, the Acquired Fund shall have provided to the Acquiring Fund information regarding the amount of the capital loss carryover and net unrealized appreciation or depreciation, if any, with respect to the Acquired Fund.

9.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Acquiring Fund or the Fund, on behalf of the Acquired Fund, the other party to this Agreement shall be entitled, at its option, to refuse to consummate the transactions contemplated by this Agreement as to such Acquired Fund and the Acquiring Fund:

9.1       This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Acquired Fund in accordance with the provisions of the Charter and bylaws of the Fund, applicable state law and the 1940 Act, and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Fund may waive the condition set forth in this Section 9.1.

9.2       On the Closing Date, no action, suit or other proceeding shall be pending or, to the knowledge of the Acquiring Fund of the Fund, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

9.3       All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Acquiring Fund and the Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or any Acquired Fund, provided that either party hereto may for itself waive any of such conditions.

9.4       The Registration Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

9.5       With respect to the Reorganization, the parties shall have received an opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date, substantially to the effect that, based upon certain facts, assumptions and representations and upon certifications made by the Fund, on behalf of the Acquired Fund, and the Acquiring Fund, and their respective authorized officers, for federal income tax purposes:

(a)       The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, as provided for in the Agreement, solely in exchange for the Acquiring Fund Shares (including fractional shares, if any) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares (including fractional shares to which they may be entitled, if any) in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)       No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and the assumption of all of its liabilities by the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Fund’s taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

(c)       No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the assumption of the liabilities of the Acquired Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

(d)       No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares by the Acquired Fund to shareholders of the Acquired Fund in complete liquidation (in pursuance of the Agreement) of the Acquired Fund pursuant to Section 361(c)(1) of the Code.

(e)       The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer of such assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer pursuant to Section 362(b) of the Code.

(f)       The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset.

(g)       No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

(h)       The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of such Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(i)       The holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the shareholder held such Acquired Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

9.6       The Acquiring Fund shall have received the opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date, based upon certain facts and certifications made by the Acquiring Fund and its authorized officers, substantially to the effect that, when issued and sold by the Acquiring Fund, the Acquiring Fund Shares will be legally issued, fully paid and non-assessable by the Acquiring Fund.

9.7       The Assets of the Acquired Fund will include no assets which the Acquiring Fund, by reason of limitations contained in its Charter or of investment policies or restrictions applicable to it (whether or not disclosed in its current prospectus and statement of additional information, as supplemented, in effect on the Closing Date) may not properly acquire.

10.	INDEMNIFICATION

10.1       The Acquiring Fund, solely out of its assets and property (including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the Fund and its trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquiring Fund or its trustees or officers prior to the Closing Date, provided that such indemnification by the Acquiring Fund is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

10.2       The Acquired Fund, solely out of its assets and property (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Acquiring Fund and its trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by an Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by such Acquired Fund or by the Fund or its trustees or officers, for and on behalf such Acquired Fund, prior to the Closing Date, provided that such indemnification any Acquired Fund is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

11.	BROKERAGE FEES AND BROKERAGE EXPENSES

11.1       The Acquiring Fund and the Fund represent and warrant to one another that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

11.2       The costs of the Reorganization will be borne solely by Capital Research and Management Company, as investment adviser to the Acquiring Fund and to the Acquired Fund. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act and preparation, filing, printing and distribution of the Registration Statement, legal fees, accounting fees, securities registration fees, and expenses of holding a meeting of shareholders pursuant to Section 6.2 hereof. The costs of the Reorganization will not include brokerage fees and brokerage expenses related to the disposition and acquisition of portfolio assets. Notwithstanding any of the foregoing, (a) expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person or entity of such expenses would result in a Fund’s failure to qualify for treatment as a “regulated investment company” within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (b) if any expenses of the Acquired Fund are to be paid or assumed by a person or entity other than the Acquired Fund, such person or entity shall pay or assume only those expenses of the Acquired Fund that are solely and directly related to the Reorganization and will do so only in accordance with the guidelines established in Revenue Rule 73-54, 1973-1 C.B. 187.

12.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

12.1       The Acquiring Fund and the Fund agree that neither party has made any representation, warranty or covenant, on behalf of itself or on behalf of the Acquired Fund, as applicable, not set forth herein and that this Agreement constitutes the entire agreement between the parties.

12.2       The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder; provided, however, that any covenants to be performed after the Closing shall survive the Closing.

13.	TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned with respect to the Acquiring Fund or the Acquired Fund by resolution of either the Board of Trustees of the Acquiring Fund or the Board of Trustees of the Fund at any time prior to the Closing Date if circumstances should develop that, in the opinion of such Board of Trustees, make proceeding with the Agreement inadvisable with respect to the Acquiring Fund or the Acquired Fund, respectively.

14.	AMENDMENTS

This Agreement may be amended, modified or supplemented in writing at any time by mutual consent of the parties hereto, notwithstanding approval hereof by the shareholders of the Acquired Fund, provided that after their approval hereof no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to Acquired Fund Shareholders under this Agreement to the detriment of such shareholders without their further approval.

15.	NOTICES

Any notice, report, statement or demand required or permitted by any provision of this Agreement shall be in writing and shall be given by electronic mail, personal service or prepaid or certified mail addressed to either the Acquiring Fund or the Fund, as applicable, at 333 South Hope Street, Los Angeles, CA 90071, Attention: Secretary.

16.	MISCELLANEOUS

16.1       The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.2 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

16.3       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

16.4       This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

16.5       The parties acknowledge and agree that (a) this Agreement has been made and executed on behalf of the Acquiring Fund and the Acquired Fund and is not executed or made by the officers or trustees of the Acquiring Fund or the Fund individually, but only as officers and trustees under the parties’ respective Charters, and (b) the obligations of the Acquiring Fund and the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Acquiring Fund or the Fund individually, but bind only the estate of the Acquiring Fund or an Acquired Fund, as appropriate.

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       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date and year first above written:

[THE BOND FUND OF AMERICA] By: Capital Research and Management Company, for and on behalf of [The Bond Fund of America] By: _______________________________________ Name: Title:

THE CAPITAL GROUP PRIVATE CLIENT SERVICES FUNDS, on behalf of [CAPITAL GROUP CORE BOND FUND]

By: Capital Research and Management Company, for and on behalf of Capital Group Private Client Services Funds, on behalf of [Capital Group Core Bond Fund]

By: _______________________________________

Name:

Title:

With respect to Section 11.2 of this Agreement, accepted and acknowledged by:
CAPITAL RESEARCH AND MANAGEMENT COMPANY By: _______________________________________ Name: Title: